Exhibit 99.1

Federal Lawsuit against JAKKS Pacific(R) by WWE to Be Dismissed
Sunday December 2, 8:10 pm ET

MALIBU, Calif.--(BUSINESS WIRE)--The Federal court has issued an order stating that it will dismiss the lawsuit against JAKKS Pacific, Inc. (NASDAQ:JAKK - News), its officers and other defendants in the federal lawsuit initiated by World Wrestling Entertainment, Inc. (WWE). The judge in the action captioned World Wrestling Entertainment, Inc. v. JAKKS Pacific, Inc., et al., 1:04-CV-08223-KMK in the U.S. District Court for the Southern District of New York, stated in his order that the Court “has determined that it will grant Defendants’ motions to dismiss Plaintiff’s Amended Complaint”, and that a “comprehensive opinion” “will be issued in short order” in which “the reasons for this decision are explained in detail.” The state court litigation among the parties remains pending.

About JAKKS Pacific, Inc.

JAKKS Pacific, Inc. (NASDAQ:JAKK - News) is a multi-brand company that designs and markets a broad range of toys and consumer products. The product categories include: Action Figures, Art Activity Kits, Stationery, Writing Instruments, Performance Kites, Water Toys, Sports Activity Toys, Vehicles, Infant/Pre-School, Plush, Construction Toys, Electronics, Dolls, Dress-Up, Role Play, and Pet Toys and Accessories. The products are sold under various brand names including JAKKS Pacific®, Play Along®, Flying Colors®, Creative Designs International™, Road Champs®, Child Guidance®, Pentech®, Trendmasters®, Toymax®, Funnoodle®, Go Fly a Kite®, Color Workshop®, JAKKS Pets™ and Plug It In & Play TV Games™. JAKKS and THQ Inc. participate in a joint venture that has worldwide rights to publish and market World Wrestling Entertainment video games. For further information, visit www.jakks.com.

This press release may contain forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations, estimates and projections about JAKKS Pacific's business based partly on assumptions made by its management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such statements due to numerous factors, including, but not limited to, those described above, changes in demand for JAKKS' products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, and difficulties with integrating acquired businesses. The forward-looking statements contained herein speak only as of the date on which they are made, and JAKKS undertakes no obligation to update any of them to reflect events or circumstances after the date of this release. © JAKKS Pacific, Inc. All Right Reserved.

Contact:
JAKKS Pacific, Inc.
Genna Rosenberg, 310-455-6235
gennar@jakks.net
Anne-Marie Feliciano, 310-455-6245
anne-marief@jakks.net